CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ARRAY BIOPHARMA INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Array BioPharma Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows for the purpose of amending its Amended and Restated Certificate of Incorporation:

FIRST:	The name of the corporation is Array BioPharma Inc. (the “Corporation”).

SECOND:
That the board of directors of the Corporation duly adopted resolutions approving the following amendment to the Certificate of Incorporation (the “Amendment”) in accordance with the provisions of Section 242 of the DGCL, declaring such Amendment to be advisable and calling for the approval of the stockholders of the Corporation to such Amendment.

THIRD:
The Amendment was duly adopted and approved in accordance with the provisions of Section 242 of the DGCL by the required vote of stockholders of the Corporation at the 2018 Annual Meeting of Stockholders of the Corporation.

FOURTH:	That the Corporation’s Certificate of Incorporation is hereby amended as provided herein. Section 4.1 shall be deleted in its entirety and replaced with the following:

4.1 Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 350,000,000 of which 340,000,000 shall be common stock, all of one class, having a par value of $.001 per share (the “Common Stock”), and 10,000,000 of such shares shall be Preferred Stock, having a par value of $.001 per share (the “Preferred Stock”).

FIFTH:	Except as expressly amended by this Amendment, the provisions of the Certificate of Incorporation shall remain in full force and effect.

* * * * * * *

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been executed this 25th day of October 2018.

ARRAY BIOPHARMA INC.

By: /s/ Curtis Oltmans
Curtis Oltmans,
Secretary